Exhibit 99.1

1855 Lockeway Dr. Suite 501  —  Alpharetta, GA 30004  —  678-393-2651  —  Fax 678-393-2657

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Third Quarter Fiscal 2010 Results

Alpharetta, GA—December 31, 2009—Cellu Tissue Holdings, Inc., a North American producer of tissue products, with a focus on consumer-oriented private label products and a growing presence in the value retail tissue market, today reported net income of $2.0 million for the fiscal 2010 third quarter ended November 26, 2009 compared to net income of $1.8 million in the third quarter fiscal 2009. Income from operations was $14.2 million for the fiscal 2010 third quarter compared to operating income of $9.4 million in the third quarter fiscal 2009.

“Our third quarter operating performance illustrates the execution of our strategy to leverage our vertically integrated hardroll tissue manufacturing to grow our tissue converting operations,” said Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue Holdings. “As a result of our operating performance, we believe we will exceed the high end of our previously communicated Adjusted EBITDA guidance of $75 million to $80 million for the current fiscal year.”

Third Quarter Fiscal 2010 Financial and Operating Results

Net sales for the fiscal 2010 third quarter decreased $12.9 million, or 9.0%, to $130.1 million from $143.0 million for the comparable prior year period. During the fiscal 2010 third quarter, we sold 82,012 tons of tissue hardrolls, machine-glazed tissue hardrolls and converted tissue products, a decrease of 6,010 tons, or a decrease of 6.8% over the comparable prior year period. During the fiscal 2010 third quarter, we in-sourced an additional 5,484 tons of hardrolls for our converting operations that were previously purchased on the hardroll market in the prior year period. We reduced external hardroll shipments by a similar amount and improved our overall sales mix due to higher selling prices for converted tissue products. This is consistent with our strategy to increase the vertical integration of our acquired operations, supporting improved quality control and profitability. Net selling price per ton decreased to $1,564 during the fiscal 2010 third quarter from $1,609 during the comparable prior year period. This decrease in price primarily reflects the downward pricing pressure brought on by lower pulp prices, which was partially offset by the impact of mix improvements.

Gross profit was $20.3 million for the fiscal 2010 third quarter, or an increase of $4.2 million from $16.1 million in the comparable prior year period. As a percentage of net sales, gross profit increased to 15.6% in the fiscal 2010 third quarter from 11.3% in the fiscal 2009 third quarter. The improvement was primarily driven by sales mix, as well as lower pulp and energy costs.

Income from operations for the third quarter ended November 26, 2009 was $14.2 million compared to $9.4 million for the comparable period in the prior fiscal year. The overall increase is the result of the increase in gross profit as discussed above and overall lower selling, general and administrative expense.

Debt Refinancing

During the second quarter of fiscal 2010, we refinanced our long-term debt, which resulted in higher overall interest rates and extended the overall maturity of most of our long-term debt. Interest expense for the fiscal 2010 third quarter was $8.5 million compared to $6.9 million the comparable prior year period.

Income Tax Expense

Income tax expense for the fiscal 2010 third quarter was $3.4 million compared to income tax expense of $0.9 million for the fiscal 2009 third quarter. During the fiscal 2010 third quarter, the Company reduced its estimate of foreign tax credits that will be generated in the current year, which increased the Company’s underlying estimated annual effective tax rate from 34.7% to 36.3%. In addition, included in income tax expense for the fiscal 2010 third quarter are $1.2 million of discrete tax adjustments that increased income tax expense. These discrete adjustments primarily arose from changes in management estimates relating to calculation of foreign subsidiary deemed dividends and the generation and utilization of alternative minimum tax credits which were recorded as tax expense in the fiscal 2010 third quarter.

Segment Operating Results

Tissue

Net sales for our tissue segment were $98.6 million during the fiscal 2010 third quarter, a decrease of $12.5 million, or 11.3% from $111.1 million in the comparable prior year period. The decrease was due primarily to in-sourcing an additional 5,484 tons of hardrolls into our converting operations, partially offset by our October 2009 hardroll price increase and an improved mix with respect to converted tissue products sold. Net selling price per ton increased to $1,675 for the fiscal 2010 third quarter from $1,661 for the fiscal 2009 third quarter. This increase in net selling price per ton was primarily the result of improvements in product mix and an increase in converted product selling prices, partially offset by downward pricing pressure brought on by lower pulp prices. For the fiscal 2010 third quarter, we sold 58,884 tons of tissue of which 30,920 tons were sold as hardrolls and 27,964 tons were sold as converted tissue products, compared to the fiscal 2009 third quarter when we sold 66,903 tons of tissue, of which 39,188 tons were sold as hardrolls and 27,715 tons were sold as converted tissue products.

Operating income was $12.8 million in the fiscal 2010 third quarter compared to $8.6 million in the comparable prior year period. In addition to the factors noted above for net sales, operating income improvements were also due to reduced fiber and energy prices.

Machine-Glazed Tissue

Net sales for our machine-glazed tissue segment for the fiscal 2010 third quarter were $29.7 million, a decrease of $0.8 million or 2.6%, compared to $30.4 million in the comparable prior year period. Tons sold during the fiscal 2010 third quarter increased 9.5%, but this increase was offset by a decline in selling prices associated with lower pulp prices. Net selling price per ton was $1,283 for the fiscal 2010 third quarter compared to $1,442 per ton for the fiscal 2009 third quarter. For the fiscal 2010 third quarter, we sold 23,128 tons of machine-glazed tissue, of which 21,057 tons were sold as hardrolls and 2,071 tons were sold as converted machine-glazed tissue products, compared to the fiscal 2009 third quarter when we sold 21,119 tons of machine-glazed tissue, of which 19,452 tons were sold as hardrolls and 1,667 tons were sold as converted machine-glazed tissue products.

Operating income was $1.7 million in the fiscal 2010 third quarter compared to $2.0 million in the fiscal 2009 third quarter. The decline was primarily driven by lower selling prices, partially offset by lower pulp costs.

Foam

Net sales and operating income for our foam segment was $1.8 million and $0.8 million in the fiscal 2010 third quarter, respectively, compared to $1.4 million and $0.1 million in the prior year period. The increases were due to increased sales volumes, an improvement in selling prices and lower resin prices, the primary raw material used to manufacture our foam products.

Adjusted EBITDA

Earnings before interest, taxes, depreciation, amortization and special items (Adjusted EBITDA) for the third quarter ended November 26, 2009 totaled $20.9 million, compared to $16.8 million for the comparable period in the prior fiscal year.

As previously announced, in the second quarter of fiscal year 2009, we completed our acquisition of the Long Island, New York and Thomaston, Georgia tissue converting operations of Atlantic Paper & Foil (“APF”). Accordingly, the results in the following financial schedules are impacted by the effects of APF’s operating results, which was acquired in July 2008.

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth the Company’s fiscal second quarter consolidated statements of operations, financial position and selected consolidated financial data, including information concerning the Company’s cash flow position, selected consolidated segment data, reconciliations of consolidated net income to consolidated EBITDA and reconciliations of consolidated EBITDA to consolidated Adjusted EBITDA.

EBITDA represents earnings before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to reflect the additions and eliminations described in the table below. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by U.S. generally accepted accounting principles, or U.S. GAAP, and our calculation thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally. We further believe that our presentation of these U.S. GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our core business.

Management uses EBITDA and Adjusted EBITDA:

•

as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis, as both remove the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the performance and effectiveness of our operational strategies;

•	to evaluate our capacity to fund capital expenditures and expand our business; and

•	to calculate incentive compensation for our employees.

In addition, these measurements are used by investors as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations from one period to the next and would ordinarily add back events that are not part of normal day-to-day operations of our business. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives.

Cellu Tissue’s management invites you to listen to its conference call on January 4, 2010 at 4:00 p.m. ET regarding fiscal 2010 third quarter consolidated financial results. To participate in the conference call, dial (800) 230-1074 or International (612) 332-0107. A taped replay of the conference call will be available after 6:30 p.m. January 4, 2010 until January 18, 2010. The number to call for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 140049.

Cellu Tissue Holdings, Inc. is a North American producer of tissue products, with a focus on consumer-oriented private label products and a growing presence in the value retail tissue market.

For more information, contact Cellu Tissue Holdings, Inc. at www.cellutissue.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements regarding the Company’s future financial performance. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements included in this document are based upon information available to Cellu Tissue as of the date hereof, and Cellu Tissue assumes no obligation to update any such forward-looking statements. Such statements and any other forward-looking statements are subject to risks, assumptions and uncertainties that may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements, including risks related to energy and fiber costs, the growth of our converted tissue business and synergies relating to the APF Acquisition and any other risks described in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 and subsequent filings with the SEC.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the three months ended		For the nine months ended
	November 26, 2009	November 27, 2008	November 26, 2009	November 27, 2008
Net sales	$130,147,065	$143,042,017	$386,871,937	$390,582,434
Cost of goods sold	109,873,809	126,941,122	324,143,190	351,693,706

Gross profit	20,273,256	16,100,895	62,728,747	38,888,728

Selling, general and administrative expenses	5,014,478	5,469,559	15,871,380	15,038,246
Terminated acquisition-related transaction costs	—	—	—	140,044
Amortization expense	1,080,163	1,258,994	3,215,855	2,061,429

Income from operations	14,178,615	9,372,342	43,641,512	21,649,009

Interest expense, net	8,512,921	6,910,402	27,350,917	17,951,147
Foreign currency loss (gain)	397,491	(241,333)	1,110,719	(156,713)
Other expense (income)	(85,566)	(36,975)	(458,015)	1,443

Income before income tax expense	5,353,769	2,740,248	15,637,891	3,853,132

Income tax expense	3,353,758	901,500	8,609,541	1,268,999

Net income	$2,000,011	$1,838,748	$7,028,350	$2,584,133

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	November 26, 2009	February 28, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$7,149,239	$361,035
Receivables, net	50,590,365	54,065,899
Inventories	46,293,794	47,216,049
Prepaid expenses and other current assets	3,793,227	2,085,774
Income tax receivable	114,077	174,084
Deferred income taxes	6,858,622	3,515,295

Total Current Assets	114,799,324	107,418,136

Property, Plant and Equipment, net	307,389,840	301,987,941
Goodwill	41,020,138	41,020,138
Other intangibles	28,456,622	31,672,477
Other assets	10,435,170	1,948,108

Total Assets	$502,101,094	$484,046,800

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank overdrafts	$—	$3,285,420
Revolving line of credit	—	18,530,824
Accounts payable	21,251,246	16,726,143
Accrued expenses	29,043,137	26,548,639
Accrued interest	14,376,826	10,160,124
Other current liabilities	955,155	17,448,707
Current portion of long-term debt	760,000	760,000

Total Current Liabilities	66,386,364	93,459,857

Long-term debt, less current portion	268,322,681	242,361,944
Deferred income taxes	82,004,394	75,110,277
Other liabilities	1,025,426	5,378,059

Stockholders’ Equity:
Common stock, Class A, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	1	1
Capital in excess of par value	73,284,301	70,948,860
Accumulated earnings	10,726,421	3,698,071
Accumulated other comprehensive income (loss)	351,506	(6,910,269)

Total Stockholders’ Equity	84,362,229	67,736,663

Total Liabilities and Stockholders’ Equity	$502,101,094	$484,046,800

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	November 26, 2009	November 27, 2008
Cash flows from operating activities
Net income	$7,028,350	$2,584,133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,231,462	17,614,651
Amortization of intangibles	3,215,855	2,061,429
Amortization of deferred financing fees	883,013	188,816
Accretion of debt discount	1,326,436	1,211,258
Loss from write-off of discount on notes	1,911,471	—
Write-off of deferred financing fees	299,803	—
Stock-based compensation	636,686	689,534
Deferred income taxes	3,550,790	177,625
Loss on disposal of fixed asset	316,623	—
Loss from natural gas swaps	—	953,523
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	4,424,208	(11,531,614)
Inventories	1,745,955	(3,417,251)
Prepaid expenses, other current assets and income tax receivable	(1,717,083)	645,075
Other assets and liabilities	465,471	(45,630)
Accounts payable, accrued expenses and accrued interest	11,364,625	(1,530,539)

Total adjustments	46,655,315	7,016,877

Net cash provided by operating activities	53,683,665	9,601,010

Cash flows from investing activities
Cash paid for acquisition, net of cash acquired	—	(64,148,096)
Capital expenditures	(19,772,877)	(9,734,100)

Net cash used in investing activities	(19,772,877)	(73,882,196)

Cash flows from financing activities
Equity investment by shareholders	—	21,701,817
Cash portion of earnout payment	(18,301,245)	(13,727,700)
Bank overdrafts	(3,285,420)	1,348,876
Borrowings on revolving line of credit, net	22,411,826	76,600,000
Payments on revolving line of credit, net	(40,942,650)	(57,900,000)
Payments on long-term debt	(760,000)	(760,000)
Retirement of long-term debt	(222,255,572)	—
Payment of deferred financing fees	(9,736,006)	(885,959)
Net proceeds from bond offering	245,738,400	36,900,000

Net cash (used in) provided by financing activities	(27,130,667)	63,277,034

Effect of foreign currency	8,083	634,126

Net increase (decrease) in cash and cash equivalents	6,788,204	(370,026)
Cash and cash equivalents at beginning of period	361,035	883,388

Cash and cash equivalents at end of period	$7,149,239	$513,362

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

BUSINESS SEGMENTS

	Three Months Ended
	November 26, 2009	November 27, 2008
NET SALES:
Tissue	$98,631,644	$111,144,412
Machine-Glazed Tissue	29,674,620	30,455,456
Foam	1,840,801	1,442,149

Consolidated	$130,147,065	$143,042,017

INCOME FROM OPERATIONS:
Tissue	$12,775,812	$8,590,369
Machine-Glazed Tissue	1,698,158	1,969,014
Foam	784,808	71,953

Segment income from operations	15,258,778	10,631,336
Amortization expense	(1,080,163)	(1,258,994)

Consolidated	$14,178,615	$9,372,342

	Nine Months Ended
	November 26, 2009	November 27, 2008
NET SALES:
Tissue	$299,880,029	$300,355,288
Machine-Glazed Tissue	81,194,563	87,904,091
Foam	5,797,345	2,323,055

Consolidated	$386,871,937	$390,582,434

INCOME FROM OPERATIONS:
Tissue	$40,487,145	$20,759,448
Machine-Glazed Tissue	4,365,119	2,700,380
Foam	2,005,103	250,610

Segment income from operations	46,857,367	23,710,438
Amortization expense	(3,215,855)	(2,061,429)

Consolidated	$43,641,512	$21,649,009

CELLU TISSUE HOLDINGS, INC,

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(Unaudited)

($ in thousands)

	Three Months Ended
	November 26, 2009	November 27, 2008

NET INCOME (LOSS)	$2,000	$1,839
Add back:
Depreciation	6,181	5,893
Amortization	1,080	1,258
Interest expense	8,512	6,910
Income tax expense	3,355	902

EBITDA	$21,128	$16,802

	Nine Months Ended
	November 26, 2009	November 27, 2008

NET INCOME	$7,028	$2,584
Add back:
Depreciation	18,232	17,615
Amortization	3,215	2,061
Interest expense, net	27,351	17,951
Income tax expense	8,609	1,269

EBITDA	$64,435	$41,480

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED EBITDA TO CONSOLIDATED ADJUSTED EBITDA

(Unaudited)

($ in thousands)

	Three Months Ended November 26, 2009	Three Months Ended November 27, 2008
EBITDA (1)	$21,128	$16,802
Add back:
Insurance claim for wrapper damage (2)	(200)	—
APF Transition and Related Costs (3)
Elimination and alignment of certain overhead functions	—	40

ADJUSTED EBITDA	$20,928	$16,842

	Nine Months Ended November 26, 2009	Nine Months Ended November 27, 2008
EBITDA (a)
Add back:	$64,435	$41,480
Natural Dam Fire (4)	250	—
Insurance claim for wrapper damage (2)	(546)	—
APF Transition and Related Costs (3)
Elimination and alignment of certain overhead functions	—	373
Facility consolidation	373	—
Fair value accounting for acquired inventory	—	284
Terminated Acquisition Costs (5)	—	140
Mississippi Sales Tax Audit (6)	—	258

ADJUSTED EBITDA	$64,512	$42,535

(1)	EBITDA and Adjusted EBITDA include stock-based compensation expense related to equity awards. Stock-based compensation expense was $0.2 million for each of the three months ended November 26, 2009 and November 27, 2008, $0.6 million for the nine months ended November 26, 2009, and $0.7 million for the nine months ended November 27, 2008.
(2)	Reflects insurance proceeds exceeding the book value for damaged packaging equipment (damaged in transit).
(3)	In fiscal year 2009, we acquired APF, which was a significant acquisition because of its size and complexity of operations. In connection with the APF Acquisition, we determined that several initiatives, to be completed over a twelve-month period, would help achieve the identified synergies. These initiatives included eliminating certain overhead functions and aligning those activities with our existing infrastructure as well as consolidating production and inventory storage facilities. Our consolidation of facilities included centralizing the acquired APF production facility and two APF inventory storage facilities located in Hauppauge, New York into one consolidated facility in Long Island, New York and moving machinery for a napkin line from our Neenah, Wisconsin location to the acquired APF Thomaston, Georgia facility. In addition, as a result of applying purchase accounting to record inventory at fair market value, we increased the book value of acquired inventory, which we amortized to cost of goods sold as the inventory was sold to customers during the second quarter of fiscal year 2009.
(4)	Insurance deductible costs related to a fire at our Natural Dam mill at our Gouverneur, New York facility.
(5)	Acquisition-related costs incurred in connection with an acquisition that did not transpire.
(6)	State tax catch-up costs for fiscal year 2009 relate to a Mississippi sales and use tax assessment based on an audit of prior periods. The Mississippi taxing authority assessed sales and use tax for natural gas consumption purchased in prior periods for which our service provider had not charged the appropriate sales and use tax amounts.